Exhibit 99.1

5429 LBJ Freeway,
Suite 1000
Dallas, TX 75240
214-560-9000
Fax: (214) 560-9349
For immediate release
For further information contact:
Ray Schmitz (214) 560-9308
ray.schmitz@dynamex.com
Maurice Levy Appointed COO of Dynamex Inc.
July 9, 2007 — Dallas, Texas — Dynamex Inc. (NASDAQ:DDMX), the leading provider of same-day delivery and logistics services in the United States and Canada, today announced the hiring of Maurice Levy to serve as Chief Operating Officer.
Levy will assume responsibility for U.S and Canadian field operations, sales and marketing and will be based at the company’s headquarters in Dallas, Texas.
Levy, age 49, most recently served in a Sales and General Management capacity for Executive Jet Management, a NetJets and Berkshire Hathaway Company as the Senior Vice President of Charter where he had responsibility for Charter Sales and Services including field sales, customer service, trip scheduling, and related ground logistics. Before joining Executive Jet Management, Levy was Senior Vice President, Sales and Marketing, for Magnatrax Corporation, an Atlanta-based manufacturer of pre-engineered metal buildings and components, and other engineered products.
In previous roles, Mr. Levy served 10 years as a Senior Vice President at Purolator Courier Limited, Canada’s leading overnight transportation company. During this time he was responsible for Retail Operations, Sales, Marketing, Field Technical Services, United States Sales and Operations and New Business Ventures. Prior to Purolator, Mr. Levy held various positions at Federal Express over an 11-year period in the United States and Canada.
“We are extremely pleased that Maurice has joined Dynamex as Chief Operating Officer,” said Dynamex Chairman and CEO, Rick McClelland. “He possesses extremely strong sales, marketing and general management expertise and has substantial experience and a solid record of achievement in our industry. Increasing our market share and thus our top and bottom line growth is an extremely important focus for our Company and we believe that by expanding our management team with an executive of Maurice’s caliber is a significant step toward that goal. With the addition of Maurice, I will be able to devote more time to long term strategy and planning activities including management development, alliances, strategic account development and our franchising initiative.”
Dynamex is the leading provider of same-day delivery and logistics services in the United States and Canada. Additional press releases and investor relations information as well as the Company’s Internet e-commerce services package, dxNow™, is available at www.dynamex.com.
This release contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risk and uncertainty, including, among other things, the effect of changing economic conditions, acquisition strategy, competition, foreign exchange, the ability to meet the terms of current borrowing arrangements, and risks associated with the local delivery industry. These and other risks are mentioned from time to time in the Company’s filings with the Securities and Exchange Commission. In light of such risks and uncertainties, the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revision to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this and other Company communications.
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